Exhibit 5.1

Parr Brown Gee & Loveless, PC
185 South State Street, Suite 800
Salt Lake City, Utah  84111

June 28, 2013

The Board of Directors
ULURU Inc.
4452 Beltway Drive
Addison, Texas 75001

Re:
Registration Statement on Form S-8 filed by ULURU Inc., a Nevada corporation (the “Company”) with respect to the ULURU Inc. 2006 Equity Incentive Plan, as amended by the First Amendment to the 2006 Equity Incentive Plan, the Second Amendment to the 2006 Equity Incentive Plan, the Third Amendment to the 2006 Equity Incentive Plan, the Fourth Amendment to the 2006 Equity Incentive Plan, and the Fifth Amendment to the 2006 Equity Incentive Plan (the “Plan”)

Gentlemen:

We refer you to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed under the Securities Act of 1933, as amended, for registration of the additional 600,000 shares of common stock, $0.001 par value, of the Company (the “Shares”) authorized pursuant to the Fifth Amendment to the 2006 Equity Incentive Plan (the “Amendment”), all of which the Company has represented are reserved for future grants under the Plan.

In connection with this opinion letter, we have examined and relied upon copies of the following documents, together with such other documents as we deemed necessary or advisable to render the opinions herein expressed: (i) the articles of incorporation and bylaws of the Company as are currently in effect; (ii) a certificate of the Company as to certain factual matters, including adoption of certain resolutions of the board of directors and shareholders; (iii) certificates and reports of various state authorities and public officials; and (iv) the Plan.

In our examinations we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents and completeness of all documents submitted to us as certified or photostatic, facsimile or electronic copies and the authenticity of the originals of such certified or copied documents. We have further assumed that all awards made under the Plan will be made pursuant to the Plan in full accordance with the terms and conditions of the Plan and that the Plan and any award agreements have been or will be duly executed and delivered by the parties and are valid and legally binding on the parties.  As to certain matters expressed herein, we have relied upon and assumed the accuracy and completion of certificates and reports of various state authorities and public officials and of the Company.

In rendering our opinions hereinafter stated, we have relied on the applicable laws of the State of Nevada, as those laws presently exist and as they have been applied and interpreted by courts having jurisdiction within the State of Nevada.  We express no opinion as to the laws of any state other than the State of Nevada.

Based upon the foregoing and in reliance thereon and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

The Shares have been duly authorized and will be, when issued and delivered pursuant to the terms of the Plan, the applicable award agreement and the prospectus incorporated into the Registration Statement, and upon payment of the exercise price therefor and satisfaction of other requisite consideration, validly issued, fully paid and nonassessable.

This opinion letter speaks as of its date.  We disclaim any express or implied undertaking or obligation to advise of any subsequent change of law or fact (even though the change may affect the legal analysis or a legal conclusion in this opinion letter).  This opinion letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly stated herein.  We consent to the filing of this opinion letter as an exhibit to the Registration Statement.

Very truly yours,

/s/ Parr Brown Gee & Loveless

PARR BROWN GEE & LOVELESS, PC